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                                                                      EXHIBIT 99

Analyst contact:                        Media contact:
Cherie Rice                             William J. Plunkett
(630) 218-1850                          (630) 572-8898


WASTE MANAGEMENT, INC. TO RELEASE EARNINGS BY FEBRUARY 24
AND RESTATE PRIOR PERIOD FINANCIAL RESULTS

Oak Brook, Illinois, January 29, 1998 -- Waste Management, Inc. (NYSE: WMX) today said that it currently expects to report earnings for the fourth quarter and full year 1997 on or before February 24, 1998.

On January 5, 1998, the Company announced that it would amend its Form 10-K and 10-Q filings for the year ended December 31, 1996 and the three-month periods ended March 31 and June 30, 1997 to reflect revisions to various items of income and expense in earlier financial statements contained in its 10-Q filing for the period ended September 30,1997. The Company also indicated that similar revisions were expected to be made in the financial statements for 1995 and 1994.

Today, Waste Management reported that it will restate prior period financial results including earnings for 1992 through 1997 reflecting such revisions as well as changes in various items of expense, including those in the areas of vehicle and equipment depreciation and landfill cost accounting. The restatement will not affect revenues for these periods.

The Company said it is continuing its extensive examination of its North American operations, assets and investments. This review is expected to result in a material charge to earnings and stockholders' equity.

"Our accounting review is continuing to move forward at an aggressive pace so that we can resolve all unanswered questions as quickly as possible," said Mr. Roderick M. Hills, Chairman of the Waste Management Audit Committee.


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